Exhibit 99.1

FOR IMMEDIATE RELEASE

April 18, 2019

Codorus Valley Bancorp, Inc.

Reports First Quarter 2019 Earnings

YORK, Pa. – Codorus Valley Bancorp, Inc. (Codorus Valley, or the Corporation) (NASDAQ: CVLY), parent company of PeoplesBank, A Codorus Valley Company (PeoplesBank), today announced net income of $4.1 million or $0.43 per share basic and diluted, for the quarter ended March 31, 2019, as compared to net income of $4.1 million or $0.44 per share basic and $0.43 per share diluted, for the quarter ended March 31, 2018.

“Earnings for the first quarter 2019 compared to the same period in 2018 were basically flat,” stated Larry J. Miller, Chairman, President/CEO. “Due to the rising interest rate environment, interest income increased approximately $2.3 million, however interest expense increased a similar amount ($2.1 million).” Miller added, “Management has implemented steps to improve Codorus Valley’s cost of funds, enhanced its balance sheet management and has improved operational efficiency.” Per Miller, “heretofore specific performing credits have indicated some weakness which required establishing specific reserves to those credits, which further required an increase in the Allowance for Loan and Lease Losses.”

The Corporation’s net interest income for the three months ended March 31, 2019 was $15.5 million, an increase of $0.2 million or 1.3 percent when compared to the net interest income of $15.3 million for the same period in 2018. The Corporation’s tax-equivalent net interest margin was 3.69 percent for the quarter ended March 31, 2019, a decrease of 5.1 percent when compared to the tax-equivalent net interest margin of 3.89 percent for the same period in 2018. The decrease was attributed to a temporary increase in balance sheet liquidity, a flat yield curve and an increase in loans identified as nonaccrual.

The provision for loan losses for the three months ended March 31, 2019 was $1.1 million compared to $0.2 million for the same period in 2018. The Corporation’s nonperforming assets ratio was 1.95 percent as of March 31, 2019, an increase from the nonperforming assets ratio as of December 31, 2018 of 1.67 percent. The increased provision expense in the first quarter of 2019 was primarily attributed to approximately $1.1 million of specific loan loss reserves established during the quarter, provision related to net loan growth during the quarter, net charge-offs of $113,000 and the net impact of adjustments made to certain qualitative factors and the unallocated reserve.

Noninterest income for the first quarter of 2019 was $3.2 million, which remained the same as the first quarter of 2018.

Noninterest expense was $12.6 million for the first quarter of 2019, a decrease of $0.7 million, or 5.3 percent, as compared to noninterest expense of $13.3 million for the first quarter of 2018. Lower personnel costs and charitable donations accounted for the majority of the decrease.

Income tax expense for the quarter ended March 31, 2019 was $1.1 million versus $1.0 million for the same period in 2018.

Other News

As recently announced, on April 9, 2019, the Board of Directors of the Corporation declared a regular quarterly cash dividend of $0.16 per share, payable on May 14, 2019 to shareholders of record at the close of business on April 23, 2019.

About Codorus Valley Bancorp, Inc.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. PeoplesBank offers a full range of consumer, business, wealth management, and mortgage services at financial centers located in communities throughout South Central Pennsylvania and Central Maryland. Codorus Valley Bancorp, Inc.’s Common Stock is listed on the NASDAQ Global Market under the symbol CVLY.

Forward-looking Statements

Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Release. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the Corporation and its subsidiaries. When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Release, the Corporation is making forward-looking statements. Note that many factors could affect the future financial results of the Corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Release. Those factors include, but are not limited to: credit risk, changes in market interest rates, inability to achieve merger-related synergies, competition, economic downturn or recession, and government regulation and supervision. The Corporation provides greater detail regarding these as well as other factors in its 2018 Form 10-K and 2019 Form 10-Qs, including Risk Factors sections of those reports, and in its subsequent SEC filings. The Corporation undertakes no obligation to update or revise any forward-looking statements.

Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s financial statements when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information in this announcement is subject to change.

Questions or comments concerning this Press Release should be directed to:

Codorus Valley Bancorp, Inc.
Larry J. Miller, Chairman, President and CEO	Larry D. Pickett, CPA - Treasuer
717-747-1500	717-747-1502
lmiller@peoplesbanknet.com	lpickett@peoplesbanknet.com

Codorus Valley Bancorp, Inc.

Financial Highlights

Condensed Consolidated Statements of Income (Unaudited)

 (in thousands of dollars, except per share data)

	Three months ended March 31,
	2019	2018
Interest income	$20,876	$18,593
Interest expense	5,345	3,248
Net interest income	15,531	15,345
Provision for loan losses	1,050	200
Noninterest income	3,223	3,217
Noninterest expense	12,561	13,257
Income before income taxes	5,143	5,105
Provision for income taxes	1,052	1,022
Net income	$4,091	$4,083
Basic earnings per share	$0.43	$0.44
Diluted earnings per share	$0.43	$0.43

Condensed Consolidated Statements of Financial Condition (Unaudited)

(in thousands of dollars)

	March 31, 2019	December 31, 2018	March 31, 2018
Cash and short term investments	$94,285	$96,782	$78,193
Investment securities	154,490	155,515	157,889
Loans	1,499,740	1,489,807	1,425,414
Allowance for loan losses	(20,081)	(19,144)	(16,866)
Net loans	1,479,659	1,470,663	1,408,548
Premises and equipment, net	27,137	24,724	24,311
Operating leases right-to-use assets	2,684	0	0
Goodwill	2,301	2,301	2,301
Other assets	64,413	57,495	53,696
Total assets	$1,824,969	$1,807,480	$1,724,938

Deposits	$1,502,877	$1,495,280	$1,402,553
Borrowed funds	123,609	122,332	145,025
Operating leases liabilities	2,864	0	0
Other liabilities	12,812	11,122	11,679
Shareholders’ equity	182,807	178,746	165,681
Total liabilities and shareholders’ equity	$1,824,969	$1,807,480	$1,724,938

 Codorus Valley Bancorp, Inc.

Financial Highlights

Selected Financial Data (Unaudited)

	Quarterly
	2019	2018	2018	2018	2018
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Earnings and Per Share Data (1)
(in thousands, except per share data)
Net income available to shareholders	$4,091	$4,345	$5,060	$6,054	$4,083
Basic earnings per share	$0.43	$0.46	$0.53	$0.65	$0.44
Diluted earnings per share	$0.43	$0.46	$0.53	$0.64	$0.43
Cash dividends paid per share	$0.160	$0.148	$0.148	$0.148	$0.148
Tangible book value per share (2)	$19.08	$18.67	$18.22	$17.89	$17.43
Book value per share	$19.33	$18.91	$18.46	$18.14	$17.68
Average shares outstanding	9,455	9,417	9,398	9,379	9,359
Average diluted shares outstanding	9,521	9,502	9,505	9,487	9,455

Performance Ratios (%)
Return on average assets (3)	0.91	0.96	1.14	1.39	0.97
Return on average equity (3)	9.04	9.84	11.66	14.36	9.87
Return on average realized equity (3)(4)	8.95	9.63	11.45	14.10	9.74
Net interest margin (5)	3.69	3.78	3.86	3.89	3.89
Efficiency ratio (6)	66.35	66.43	60.30	58.73	70.76
Net overhead ratio (3)(7)	2.07	2.15	1.95	1.85	2.38

Asset Quality Ratios (%)
Net loan (recoveries) charge-offs to average loans (3)	0.03	0.00	0.06	0.01	0.01
Allowance for loan losses to total loans (8)	1.34	1.29	1.22	1.17	1.18
Nonperforming assets to total loans and foreclosed real estate	1.95	1.67	1.00	0.40	0.40

Capital Ratios (%)
Average equity to average assets	10.02	9.80	9.74	9.65	9.80
Tier 1 leverage capital ratio	10.60	10.46	10.39	10.37	10.43
Common equity Tier 1 capital ratio	12.18	12.15	11.82	11.78	11.66
Tier 1 risk-based capital ratio	12.85	12.83	12.49	12.47	12.36
Total risk-based capital ratio	14.11	14.09	13.73	13.65	13.55

(1) per share amounts and shares outstanding were adjusted for stock dividends

(2) book value less goodwill and core deposit intangibles

(3) annualized for the quarterly periods presented

(4) excludes accumulated other comprehensive income (loss), principally unrealized gains (losses) on investment securities

(5) net interest income (tax-equivalent) as a percentage of average interest earning assets

(6) noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)

(7) noninterest expense less noninterest income as a percentage of average assets

(8) excludes loans held for sale

Reconciliation of Non-GAAP Financial Measure (Tangible Book Value)

	2019	2018	2018	2018	2018
(in thousands, except per share data)	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Total Shareholders’ Equity	$182,807	$178,746	$173,597	$170,373	$165,681
Less: Preferred Stock	0	0	0	0	0
Less: Goodwill and Other Intangible Assets	(2,315)	(2,316)	(2,318)	(2,319)	(2,320)
Tangible Shareholders’ Equity	$180,492	$176,430	$171,279	$168,054	$163,361

Common Shares Outstanding	9,457	9,452	9,402	9,391	9,371
Book Value Per Share	$19.33	$18.91	$18.46	$18.14	$17.68

Book Value Per Share	$19.33	$18.91	$18.46	$18.14	$17.68
Effect of Intangible Assets	(0.24)	(0.25)	(0.25)	(0.25)	(0.25)
Tangible Book Value Per Share	$19.08	$18.67	$18.22	$17.89	$17.43

This report contains certain financial information determined by methods other than in accordance with GAAP. This non-GAAP disclosure has limitations as an analytical tool and should not be considered in isolation or as a substitute for the analysis of the Corporation’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Our management uses this non-GAAP measure in its analysis of our performance because it believes this measure is material and will be used as a measure of our performance by investors.